Exhibit 99.1

Company Contact:	Maggie Feeney
Executive Vice President and Chief Financial Officer
Cache, Inc.
(212) 575-3206

Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

New York, New York — April 5, 2013 — Cache, Inc. (“Cache”) (NASDAQ: CACH), a specialty chain of women’s apparel stores, announced today that it has commenced its previously announced $8.0 million rights offering.  At a special meeting held earlier today, Cache’s shareholders approved the issuance of shares of its common stock in the rights offering and under the Investment Agreement entered into with MFP Partners, L.P., Mill Road Capital, L.P. and Jay Margolis.  Under the terms of the rights offering, Cache is distributing, at no charge to the holders of record of its common stock as of 5:00 p.m., New York City time, on the record date for the rights offering of April 4, 2013, approximately 0.359 transferable subscription rights for each share of common stock owned on the record date, as more fully described in the prospectus relating to the rights offering. Each whole subscription right will entitle the holder to purchase one share of common stock, at a subscription price of $1.65 per share.

In addition, holders of subscription rights who fully exercise their basic subscription rights are entitled to over-subscribe for additional shares of common stock that remain unsubscribed as a result of any unexercised rights (up to the number of shares purchased under the holder’s basic subscription rights and subject to certain limitations described in the prospectus relating to the rights offering).  The subscription rights may be exercised until 5:00 p.m. New York City time, on April 25, 2013, as more fully described in the prospectus.  Our board of directors may extend the rights offering subject to certain limitations described in the prospectus, but does not currently intend to do so.  Any fractional rights remaining after aggregating all of the subscription rights issued to a shareholder will be rounded down to the nearest whole number, and no shareholder will receive any shares with respect to fractional rights that are rounded down.

Beginning today and until the expiration of the rights offering, the subscription rights are listed on the NASDAQ Global Select Market under the symbol “CACHR”.  NASDAQ has established April 8, 2013 as the ex-rights date for the rights offering.  The ex-rights date is the date on which Cache’s common stock will begin to trade without the subscription rights and the rights will trade separately from the common stock.  As a result, shareholders who sell their shares prior to the April 8, 2013 ex-rights date will also be selling their subscription rights.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

A copy of this prospectus, or further information with respect to the rights offering, may be obtained by calling the Information Agent, Laurel Hill Advisory Group, LLC, toll free at 888-742-1305.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. Cache currently operates 249 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.